Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES EXPECTS EARNINGS OF $1.13 TO $1.15 PER DILUTED SHARE FOR SECOND-QUARTER 2007

Lowers Top End of Earnings Guidance for Full-Year 2007 for New Range of $4.60 to $5.00

LUFKIN, Texas -- (July 13, 2007) -- Lufkin Industries, Inc. (NASDAQ: LUFK) today announced that it expects to report earnings per diluted share of $1.13 to $1.15 for the second quarter ended June 30, 2007, within its established range of guidance for the quarter of $1.00 to $1.20. Based on continued softness the Company has experienced in North American oil field markets, Lufkin also has lowered the top end of its guidance range for 2007 earnings per diluted share to establish a new range of $4.60 to $5.00 compared with the previous range of $4.60 to $5.40. The Company will report its results for the second quarter and provide more detail on its guidance in its news release and conference call scheduled for Wednesday, July 18, 2007.

    Douglas V. Smith, president and chief executive officer of Lufkin, said, “When we reported our results for the first quarter of 2007, we provided guidance for 2007 earnings per diluted share to the range of $4.60 to $5.40, based primarily on indications that demand in the North American oil field market was beginning to strengthen with the firming of energy prices. While high energy demand and prices continue to support our expectations for further growth in North America, oil field demand in these markets has remained softer than we anticipated.”

    This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

    Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.